Exhibit 99

( BW)(SC-COMMUNITY-BANKSHARES)(SCB) Community Bankshares Inc. Announces First Quarter 2006 Earnings

    Business Editors

    ORANGEBURG, S.C.--(BUSINESS WIRE)--April 24, 2006--Community Bankshares Inc., (AMEX:SCB), announced consolidated net income of $1,201,000 or $.27 per diluted share for the quarter ended March 31, 2006 compared to $1,360,000 or $.30 per diluted share for the quarter ended March 31, 2005, a decrease of $159,000 or 11.7%.

    Samuel L. Erwin, Community Bankshares Inc.'s CEO, stated, "Although I was disappointed that our first quarter earnings were less than our earnings a year ago, I am pleased that the reduction was the natural result of staffing and infrastructure improvements made after the first quarter of 2005. The improvements included adding a Chief Credit Officer, a Human Resources director, a new President at our Ridgeway bank, and, on a short-term basis, a Special Assets Officer to help reduce the level of problem loans. In addition, our mortgage company saw an increased level of commission compensation expense associated with a higher level of mortgage loan activity. The company's relocation of its headquarters and operations center to a newly constructed building also increased our premises expense. These increases in expense more than offset the substantial increase in non-interest income this quarter, mostly associated with mortgage loan production, and a slight increase in net interest income after provision for loan losses."

    Erwin continued, "We are not satisfied with our current financial performance. Over the past year we have made significant improvements to our infrastructure, our staffing, and our risk management processes. These are necessary investments in our future. In addition, our recent decision to consolidate our four bank charters and the business of our mortgage company into a single bank charter will make us a more efficient and effective organization. We believe that these improvements, which are part of a continuous process, will help us to grow, improve and enhance shareholder value."

    Consolidated assets for Community Bankshares totaled $554.6 million at March 31, 2006 compared to $556.8 million at December 31, 2005, a decrease of $2.2 million or .39%. For the same periods, gross loans totaled $417.5 million compared to $414 million, an increase of $3.5 million or .84%. For the same periods, deposits totaled $459.7 million compared to $464.2 million, a decrease of $4.5 million or .98%.

    Community Bankshares, Inc.'s common stock is traded on the American Stock Exchange under the ticker symbol SCB. Community Bankshares Inc., based in Orangeburg, South Carolina, is the holding company for the Bank of Ridgeway, Florence National Bank, Sumter National Bank, Orangeburg National Bank and Community Resource Mortgage, Inc.

    This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements relate to anticipated revenues, gross margins, earnings and profitability, adequacy of the allowance for loan losses, the probability of future large provisions to the allowance for loan losses, expansion of mortgage services marketing, improvement of mortgage services efficiency, and growth of the market for our services and products. The following factors, among others, could cause actual results to

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differ from those  indicated in the  forward-looking  statements:  uncertainties associated with market acceptance of and demand for the company's services and products, impact of competitive products and pricing, dependence on third party suppliers, changes in the economic circumstances of borrowers, deteriorations of the economies of the markets in which the company's customers are located, and uncertainties associated with the development of technology. Investors are directed to the company's 2005 annual report, which is available from the company without charge or from its website, www.communitybanksharesinc.com, for a more complete description of the company's business.
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*T

                   CONSOLIDATED FINANCIAL HIGHLIGHTS
                              (Unaudited)
         (Dollar amounts in thousands, except per share data)

    For the quarter ended March 31,                         2006           2005
    -------------------------------                         ----           ----
Net interest income ..............................         $5,227         $5,037
Provision for loan losses ........................         $  615         $  450
Non-interest income ..............................         $1,934         $1,665
Non-interest expense .............................         $4,627         $4,119
Income tax provision .............................         $  718         $  773
Net income after taxes ...........................         $1,201         $1,360
Basic earnings per common share:
Average shares ...................................          4,414          4,394
Earnings per share ...............................         $ 0.27         $ 0.31
Diluted earnings per common share:
Average shares ...................................          4,499          4,497
Earnings per share ...............................         $ 0.27         $ 0.30
Cash dividends per share .........................         $ 0.11         $ 0.10

                                               At            At            At
                                            March 31,     Dec. 31,     March 31,
                                              2006          2005          2005
                                              ----          ----          ----
\Gross loans ..........................     $417,451      $413,984      $406,049
Total assets .........................      $554,643      $556,836      $523,069
Total deposits .......................      $459,665      $464,209      $430,066
Shareholders' equity .................      $ 49,917      $ 48,992      $ 50,734
Common shares outstanding ............         4,426         4,404         4,403
Book value per share .................      $  11.28      $  11.12      $  11.52

*T

    --30--PS/ch*

    CONTACT: Community Bankshares Inc.
             Samuel L. Erwin or William W. Traynham, 803-535-1060